Exhibit 99.1

BullFrog AI Issues Letter to Stockholders

GAITHERSBURG, Md., Dec. 27, 2024 (GLOBE NEWSWIRE) — BullFrog AI Holdings, Inc. (NASDAQ: BFRG; BFRGW) (“BullFrog AI” or the “Company”), a technology-enabled drug development company using artificial intelligence (AI) and machine learning to enable the successful development of pharmaceuticals and biologics, issued a letter to stockholders from its CEO Vin Singh.

Dear Fellow Stockholders,

As the year comes to a close, I want to extend my deepest gratitude for your unwavering support and belief in our mission to revolutionize drug development. Your commitment fuels our drive to innovate and achieve transformational milestones.

In thinking back on this past year, it is evident that 2024 was a year of significant progress for BullFrog AI. It was a year of major advancements, strategic collaborations, and impactful discoveries, all of which have set the stage for what promises to be an even more exciting 2025. Our efforts have solidly positioned us for growth in AI-driven drug discovery, while also expanding our capabilities to address both current and emerging challenges in the pharmaceutical landscape.

Key Highlights:

●	Continued to Innovate and Advance our AI Capabilities: We significantly advanced our proprietary bfLEAP™ platform by integrating novel generative and causal AI technologies with graph analytics, exclusively licensed from Johns Hopkins University’s Applied Physics Laboratory. This transformative enhancement enables us to generate explainable and reproducible AI results that deepen our understanding of biological mechanisms and disease drivers. The platform’s expanded capabilities now support multiple critical applications in drug development, including novel drug target discovery, biomarker prediction, drug repositioning, and analysis of cellular behavior mechanisms.

●	Achieved Key Milestones with the Lieber Institute for Brain Development (LIBD): Our strategic collaboration with LIBD has yielded groundbreaking insights into neuropsychiatric disorders. Utilizing our proprietary bfLEAP™ platform, we identified novel biological drug targets within disorders like schizophrenia, bipolar disorder, and major depressive disorder. These insights are driving advanced discussions with several major pharmaceutical companies, setting the stage for what we believe will be material commercial agreements in 2025. This collaboration underscores the power of AI in unlocking new therapeutic pathways and has the potential to transform how these complex conditions are treated.

●	Expansion of BF-114 Research: Building on our preclinical studies, BF-114 demonstrated compelling potential in treating obesity and related liver diseases such as metabolic-associated steatotic liver disease (MASLD) and hepatocellular carcinoma (HCC). The publication of new findings in Cell Reports has further validated its therapeutic promise, and we have bolstered our efforts with the addition of globally recognized expert Dr. Lopa Mishra to our Scientific Advisory Board. BF-114 continues to attract significant interest and positions us for strategic partnerships in the liver disease market, projected to exceed $36.5 billion by 2030.

●	Strengthened Intellectual Property Portfolio: We achieved additional patent protections for BF-223, a promising oncology drug candidate. The issuance of an Australian patent and the continued development of BF-223 in glioblastoma enhance the value of this asset, furthering our strategy to monetize its potential through collaborations.

●	Enhanced Scientific and Leadership Teams: The addition of luminaries such as Dr. Thomas W. Chittenden as Chief Scientific Officer and Dr. John Baldoni to our Scientific Advisory Board has significantly strengthened our capabilities. Their expertise in AI and pharmaceutical R&D will be instrumental in guiding our anticipated growth in 2025 and beyond.

●	Robust Cash Position: We successfully closed two equity offerings in 2024, raising a combined $8.83 million to support growth initiatives and working capital. This prudent financial management ensures that we remain well-positioned to execute our strategic objectives.

As we move into 2025, our focus will remain on driving value through innovation, strategic collaborations, and the commercialization of our AI-driven solutions, including initiatives to expand our market reach and leverage our AI capabilities to serve a broader audience. With our lean operating model and a strong pipeline of opportunities, we believe BullFrog AI is uniquely positioned to capitalize on the growing demand for AI-enabled drug development.

The horizon is bright, and the possibilities are vast. On behalf of the entire BullFrog AI team, I thank you for your continued support and invite you to join us in what promises to be another extraordinary chapter in our journey to revolutionize drug development.

Here’s to a successful and transformative 2025!

Sincerely,

Vin Singh

Chairman and CEO

BullFrog AI

About BullFrog AI

BullFrog AI leverages Artificial Intelligence and machine learning to advance drug discovery and development. Through collaborations with leading research institutions, BullFrog AI uses causal AI in combination with its proprietary bfLEAP™ platform to analyze complex biological data, aiming to streamline therapeutics development and reduce failure rates in clinical trials.

For more information visit BullFrog AI at: https://bullfrogai.com

Safe Harbor Statement

This press release contains forward-looking statements. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including: our financial performance and projections; our growth in revenue and earnings; and our business prospects and opportunities. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “could,” “will,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including: our ability to change the direction of the Company; our ability to keep pace with new technology and changing market needs; and the competitive environment of our business. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this press release and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties, and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of uncertainties and assumptions, the forward-looking events discussed in this press release and other statements made from time to time by us or our representatives might not occur.

Contact:

Dave Gentry

RedChip Companies, Inc.

1-407-644-4256

BFRG@redchip.com